Exhibit 99.1

About Us

Capstead is based in Dallas, Texas and is listed on the New York Stock Exchange (symbol CMO). Having been formed in 1985, we hold the distinction of being the oldest of the publicly-traded mortgage REITs.

Proven Strategy

We invest in a leveraged portfolio of residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.

Our investment strategy differentiates us from our peers because ARM securities reset to more current interest rates within a relatively short period of time allowing for:

•	the recovery of financing spreads diminished during periods of rising interest rates, and

•	smaller fluctuations in portfolio values from changes in interest rates compared to fixed-rate mortgage securities.

Quality Assets

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Conservatively Financed

We prudently leverage our portfolio to provide financial flexibility needed to successfully manage through periods of changing market conditions, and we have long-standing relationships with numerous lending counterparties. Further, our use of interest rate swap agreements helps mitigate the effects of rising short-term interest rates.

Experienced Management in a Stockholder Friendly Structure

Our management team has over 80 years of combined mortgage finance industry experience. We are self-managed with low operating costs and rely heavily on performance-based compensation. This structure greatly enhances the alignment of management interests with those of our stockholders.

Second Quarter Highlights

•	Reported earnings of $42.5 million, or $0.48 per diluted common share.

•	Increased book value by $0.31 to $12.46 per common share at June 30, 2011.

•	Increased investment portfolio by $996 million to $11.42 billion at June 30, 2011.

•	Increased portfolio leverage to 8.05 times long-term investment capital at June 30, 2011.

•	Total financing spreads increased 8 basis points to average 1.70%.

•	Raised $83 million in new equity capital.

Quarterly Results

(In thousands, except per share data)	June 30, 2011	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010

Interest income	$63,194	$53,254	$51,042	$40,725	$47,769
Interest expense*	(15,894)	(14,513)	(14,081)	(13,282)	(13,333)

Net interest margin	47,300	38,741	36,961	27,443	34,436

Miscellaneous other revenue (expense)	(534)	(153)	(109)	(363)	(33)
Incentive compensation	(1,487)	(1,233)	(1,327)	(983)	(1,330)
Salaries and benefits	(1,672)	(1,700)	(1,566)	(1,425)	(1,463)
Other general and administrative expense	(1,066)	(963)	(932)	(999)	(1,851)

	(4,759)	(4,049)	(3,934)	(3,770)	(4,677)

Net income	42,541	34,692	33,027	23,673	29,759
Diluted earnings per common share	0.48	0.41	0.40	0.27	0.35
Common dividends per share	0.48	0.41	0.39	0.26	0.36
New equity capital	83,453	60,071	—	—	—
Common shares outstanding (EOQ)	81,311	74,994	70,259	70,129	70,129

*	Including $2.2 million of interest charges on unsecured borrowings for each period presented.

Analysts

Firm	Rating*
Cantor Fitzgerald	Buy
Deutsche Bank	Hold
FBR Capital Markets	Outperform
JMP Securities LLC	Buy
Keefe, Bruyette &Woods	Outperform
Lazard Capital	Neutral
Macquarie	Outperform
RBC Capital Markets	Outperform
Sandler O’Neill	Hold
Sterne Agee	Neutral
Stifel Nicolaus	Buy
Wunderlich	Buy

Ownership	% of Shares Outstanding**
Institution
Wells Capital Management Inc.	7.09
BlackRock Fund Advisors	4.41
Vanguard Group Inc.	3.44
GW Capital Inc	2.37
Clough Capital Partners LP	2.31
Thornburg Investment Management Inc	2.19
Highland Capital Management LP	2.04
Jennison Associates LLC	2.04
State Street Global Advisors Inc.	2.03
Northern Trust Global Investments Ltd.	1.87

Common Stock Information

NYSE Ticker: CMO
Price as of 7/26/11:	$13.21
52-wk High/Low:	$13.95/$10.69
2Q Dividend:	$0.48
Dividend yield:	14.5%
(based on annualized 2Q dividend)
2Q Avg Daily Vol:	730,303 shares

Series A/Series B
Preferred Stock Info

NYSE Ticker: CMOPRA / CMOPRB
Prices as of 7/26/11: $22.64/$14.56
Redemption Price: $16.40 / $12.50
Liquidation Preference: $16.40 / $11.38
Conversion Ratio: 1.6520 / 0.6382
Annualized Dividend: $1.60 / $1.26

Continuous Offering Program

When conditions warrant, we make use of an at-the-market, continuous offering program to raise new common and Series B preferred equity capital.

*	As of July 26, 2011
**	% based on available filings as of July 25, 2011 and shares outstanding as of June 30, 2011.